Exhibit 99.6

[LETTERHEAD OF UBS SECURITIES LLC]

January 13, 2005

CONSENT OF UBS SECURITIES LLC

We hereby consent to the use of our opinion letter dated December 7, 2004 to the Board of Directors of Alamosa Holdings, Inc. ("Alamosa") as Appendix B to the prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger of a wholly owned subsidiary of Alamosa with AirGate PCS, Inc. and to the references to our firm in the joint proxy statement-prospectus under the headings "Summary of the Merger — Our Financial Advisors Have Provided Opinions as to the Fairness of the Merger Consideration," "The Merger — Background of the Merger," "The Merger — Alamosa's Reasons for the Merger; Recommendation of the Stock Issuance in the Merger by the Alamosa Board of Directors" and "The Merger — Opinion of Alamosa's Financial Advisor."

In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of "experts" as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ UBS SECURITIES LLC